CODE OF ETHICS

Scope and Purpose

This Code of Ethics (the “Code”) applies to:

•                  All officers, directors and employees of Schroder Investment Management North America Limited (“SIM NA”), and all persons employed by any subsidiary of Schroders plc (“Schroders”), who are Access Persons (as defined below) of any US registered investment company managed by SIM NA or its affiliates (“Reportable Funds”).

Set forth below is the Code as required by Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”), Section 204A of, and, Rule 204-2(a)(12) under, the Advisers Act, Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”), and Section 20A of the Securities Exchange Act of 1934 (the “Exchange Act”).

The objective of the Code is to ensure that all business dealings and securities transactions undertaken by Access Persons, whether for clients or for personal purposes, are subject to the highest ethical standards. Incorporated within the Code are (i) an Insider Trading Policy, and (ii) a Personal Securities Transactions Policy, which contain procedures that must be followed by all personnel.

The Code contains additional restrictions and requirements for Access Persons (as defined below), including all portfolio managers who, in connection with their duties, are aware of securities under consideration for purchase or sale on behalf of clients. These restrictions are designed to prevent any conflict or the appearance of any conflict of interest between trading for their personal accounts and securities transactions initiated or recommended for clients.

Statement of Policies

FIDUCIARY RESPONSIBILITY UNDER THE ADVISERS ACT

The basic precept of the Advisers Act is that an adviser has a fiduciary responsibility to its client. While this fiduciary duty is not specifically set forth in the Advisers Act, the Supreme Court has interpreted the Advisers Act’s anti-fraud provisions as including this duty. This obligation is meant to eliminate conflicts of interest and potential conflicts of interest and to prevent an adviser from exploiting its client’s trust. Under this fiduciary obligation, an adviser must be careful to avoid any conscious or subconscious rendering of advice or engage in any activity which is not in the best interest of its client. By eliminating conflicts or potential conflicts of interest, or by fully disclosing such conflict or potential conflict, it is anticipated that the adviser will be better able to provide disinterested advice. Where the advice rendered is not disinterested, the fiduciary relationship may be breached, even if the client suffers no loss.

It is SIM NA’s policy to support and encourage an environment where all employees are sensitive to the obligations of the adviser and all clients are treated with the utmost consideration for what is in their best interests. All communications with clients must be accurate and made in a timely manner. All material information must be fully and clearly disclosed.

Compliance policies and procedures have been adopted by SIM NA in order to meet all legal obligations to our clients, particularly those arising under the federal securities laws and ERISA. Procedures have been instituted to mitigate or obviate actual or potential conflicts of interest. These conflicts may arise in situations where client relationships may tempt preferential treatment, e.g., where account size or fee structure would make it more beneficial for the adviser to allocate certain trades to a client. Conflicts of interest may also arise in connection with securities transactions by employees of the adviser, especially those employees who are aware of actual transactions or client holdings or transactions under consideration for clients. Portfolio managers are discouraged from “portfolio pumping” and “window dressing,” two practices which would mislead investors as to a fund’s performance or the stock selection ability of its managers.

SIM NA has adopted procedures that require: (i) disclosure of certain information to clients; (ii) obtaining client consent; or (iii) prohibiting or restricting certain actions or activities.

SIM NA adheres to Group Compliance policies, including the Group Gifts and Entertainment Policy that prohibits employees from giving or receiving gifts and entertainment that are excessive in nature. We take steps to reasonably ensure that we do not offer, give, solicit or accept any gift if it is likely to conflict to a material extent with any duty we owe to our clients or any duty which such recipient firm owes to its customers.

Should an employee become aware of any conduct which the employee believes may constitute a violation of this Code, the law, or any SIM NA policy, such employee must promptly report such conduct to the UK Head of Compliance or the Chief Compliance Officer or their designee. All information about potential or suspected violations reported to the UK Head of Compliance or the Chief Compliance Officer will be investigated and the identity of the reporting person will be kept confidential. SIM NA’s policy prohibits any retaliatory action against a reporting person, including discharge, demotion, suspension, threats or harassment.

Statement of Policies

(a)                                 Confidentiality

Personnel are expected to honour the confidential nature of company and client affairs. Information designated as confidential should not be communicated outside of Schroders other than to advisers consulted on a confidential basis, and should only be communicated within Schroders on a “need to know” basis or as otherwise authorised by management in conformity with the Code.

Personnel must also avoid making unnecessary disclosure of any internal information concerning Schroders and its business relationships and must use such information in a prudent and proper manner in the best interests of Schroders and its clients.

(b)                                 Level of Care

Personnel are expected to represent the interests of Schroders and its clients in an ethical manner and to exercise due skill, care, prudence and diligence in all business dealings. This includes, but is not limited to, compliance with all applicable regulations and laws, and avoidance of illegal activities and other conduct specifically prohibited to its personnel by the respective policies of any of Schroder Group companies in relation to which a person is a director, officer or employee.

(c)                                  Fiduciary Duties

All personnel have fiduciary duties:

(i)                                     at all times to place the interests of their clients before their own and not to take inappropriate advantage of their position; and

(ii)                                  to conduct themselves in a manner which will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility.

(d)                                 Requirements

(i)                                     All supervised persons, to wit, all officers, directors and employees of SIM NA who are subject to the supervision and control of SIM NA, are required to comply with all federal securities laws applicable to SIM NA’s business.

(ii)                                  Personnel are required to comply with the Insider Trading Policy and Personal Securities Transactions Policy incorporated herein.

Personnel are prohibited from serving on the board of directors of any publicly listed or traded company or of any company whose securities are held in any client portfolio, except with the prior authorisation of the Chairman or Chief Executive of SIM NA or, in their absence, the UK Head of Compliance or the Chief Compliance Officer. Such authorisation will be based upon a determination that the board service would be consistent with the interests of Schroders’ clients. If permission to serve as a director is given, the company will be placed permanently on the Stop List. Transactions in that company’s securities for client and personal securities accounts will only be authorised when certification has been obtained from that company’s Secretary or similar officer that its directors are not in possession of material price sensitive information with respect to its securities.

Human Resources Department and Compliance Responsibilities

Group Compliance will inform Human Resources when an individual becomes subject to the Code. Human Resources Department is responsible for ensuring that a copy of the Code is delivered to the individual. As a condition of continuing employment, each employee is required to acknowledge in writing receipt of a copy of the Code and that he or she has understood the obligations and responsibilities thereunder and on an annual basis to certify compliance with it on the form provided.

US Compliance Department, with the assistance of Group Compliance, is responsible for maintaining the records and filings required under the Code and making appropriate reports to the Boards of all funds managed by a SIM NA in compliance with Rule 17j-1 under the Investment Company Act.

All questions about an individual’s responsibilities and obligations under the Code of Ethics should be referred to the UK Head of Compliance or the Chief Compliance Officer or their designee.

(i) INSIDER TRADING POLICY

The Scope and Purpose of the Policy

It is a violation of United States federal law and a serious breach of Schroders’ policies for any employee to trade in, or recommend trading in, the securities of a company, either for his/her personal gain or on behalf of the firm or its clients or to a third party, while in possession of material, non-public information (“inside information”) which may come into his/her possession either in the course of performing his/her duties, or through personal contacts. Such violations could subject you, Schroders, and our parent organisations, to significant civil as well as criminal liability, including the imposition of monetary penalties, and could also result in irreparable harm to the reputation of Schroders. Tippees (i.e., persons who receive material, non-public information) also may be held liable if they trade or pass along such information to others.

Further, it is a violation of anti-fraud provisions of the Advisers Act for employees who are or become aware of transactions being considered for clients or are aware of the portfolio holdings in the reportable funds to which SIM NA (or an affiliate) acts an adviser to disclose such information to a party who has “no need to know” or to trade on such information for personal gain by, among other things, front-running or market timing.

The US Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires all broker-dealers and investment advisers to establish and enforce written policies and procedures reasonably designed to prevent misuse of material, non-public information. Although ITSFEA itself does not define “insider trading”, the US Supreme Court has previously characterised it as the purchase or sale of securities (which include debt instruments and put and call options) while in possession of information which is both material and non-public, i.e., information not available to the general public about the securities or related securities, the issuer and in some cases the markets for the securities. The provisions of ITSFEA apply both to trading while in possession of such information and to communicating such information to others who might trade on it improperly.

Materiality

Inside information is generally understood as material information about an issuer of publicly-traded securities that has not been made known to either the professional investment community or to the public at large. Inside information is material if it would be likely to have an effect on the price of the issuer’s securities or if a reasonable investor would be likely to consider it important in making his/her investment decision. Such information usually originates from the issuer itself and could include, among other things, knowledge of a company’s earnings or dividends, a significant change in the value of assets, changes in key personnel or plans for a merger or acquisition.

For example, a portfolio manager may receive information about an issuer’s earnings or a new product in a private communication with the issuer. Such information is usually considered material and is generally inside information because it has not been effectively disseminated to the public at large. As a general rule, any information received from an issuer that has not been made public in a press release or a public filing will be considered inside information. Upon learning the information, the employee may not purchase or sell securities of the issuer for him/herself or for any account under management until the information is effectively disseminated to the public.

If an employee has received information regarding an issuer and he/she believes that the information given has not been given in breach of fiduciary duties, then that person may retain and act upon the information.

Market information that emanates from outside the corporation but affects the market price of an issuer’s securities can also be inside information. For example, inside information can also originate within Schroders itself. This would include knowledge of activities or plans of an affiliate, or knowledge of securities transactions that are being considered or executed by SIM NA itself on behalf of clients. Inside information can also be obtained from knowledge about a client that an employee has discovered in his/her dealings with that client. Inside information pertaining to a particular issuer could also involve information about another company that has a material relationship to the issuer, such as a major supplier’s decision to increase its prices. Moreover, non-public information relating to portfolio holdings in a Reportable Fund can be used to market-time or engage in other activities that are detrimental to the Reporting Fund and its shareholders.

In addition, Rule 14e-3 under the Exchange Act makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is non-public and has been acquired, directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. This rule prohibits not only trading, but also the communication of material, non-public information relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication will result in a trade by someone in possession of the material, non-public information.

Procedures and Responsibilities of Employees

If you have any reason to suspect that information you hold on a company may be inside information, you should ensure that the company is immediately placed on the Stop List. To request that a company is placed on the Stop List, you should use the dedicated e-mail address “+SI – SIM Stop List”. A similar notification should be sent to remove the security from the Stop List as soon as the information you hold ceases to be of an ‘inside’ nature. It is important that you do not deal in the securities of the company concerned. Additionally, you should not pass on the information to anyone else except where this is a necessary part of your duties and you are satisfied that the other person understands the sensitive nature of the information and its consequences. If you have any questions or you are unsure whether the information you hold is of an inside nature, please contact Group Compliance.

Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within SIM NA are precluded from disclosing such information to others within SIM NA and Schroders who do not have a “need to know.”

Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within SIM NA are precluded from disclosing such information to others outside of SIM NA or Schroders except as required to fulfill their work-related responsibilities. Disclosure of the portfolio holdings of Reportable Funds shall only be made in compliance with such Funds’ portfolio holdings disclosure policy.

Penalties

Penalties for trading on or communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers. Under US law, a person can be subject to some or all of the penalties below, even if s/he does not personally benefit from the violation. Penalties include:

1)             civil injunctions;

2)             disgorgement of profits;

3)             treble damages — fines for the access person who committed the violation, of up to 3 times the profit gained or loss avoided, whether or not the person actually benefited;

4)             fines for the employer or other controlling person of up to the greater of $1,000,000, or 3 times the profit gained or loss avoided; and

5)             jail sentences.

Special Provisions for Trading in the Securities of Schroders plc

Special restrictions apply to dealing in the securities of Schroders plc because staff, by virtue of their employment, may be deemed to have Inside Information:

1.                                      Securities of Schroders plc should not be purchased for any client account without the permission of that client, and then only if permitted by applicable law.

2.                                      Personal securities transactions in the securities of Schroders plc are subject to blackout periods and other restrictions which are outlined in the Group Personal Account Dealing Policy.

(ii) PERSONAL SECURITIES TRANSACTIONS

POLICY

INTRODUCTION

All Access Persons defined below are subject to the restrictions contained in this Personal Securities Transactions Policy with respect to their securities transactions.

The Personal Securities Transactions (“PST”) Policy consists of:

a.              The Group Personal Account Dealing Policy,

b.              Additional Requirements.

a.                   THE GROUP PERSONAL ACCOUNT DEALING POLICY

Please refer to Appendix 1 for the Group Personal Account Dealing Policy. Access Persons defined below will, therefore, fall into the categories of High Risk or Ordinary Risk staff as described in the Group Personal Account Dealing Policy for the purposes of that policy.

b.         ADDITIONAL REQUIREMENTS

This section includes the following:

•                  definitions of persons covered by this PST Policy,

•                  securities covered by this PST Policy (“Covered Securities”),

•                  accounts covered by this PST Policy (“Covered Accounts”),

•                  further information on pre-clearance, including Initial Public Offerings (“IPOs”) and limited offerings,

•                  all other Access Persons,

•                  reports required by this PST Policy and

•                  compliance with this PST Policy.

Definitions of persons covered by this PST Policy

Access Person means any director or officer of SIM NA, and any employee who is an Advisory Person or any employee who has access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund. However, with the exception of directors, the chief compliance officer and portfolio managers of SIM NA, the definition of an Access Person excludes persons who are employed by any subsidiary of Schroders whose services are provided under a delegation agreement for services with SIM NA. These persons are subject to that subsidiary’s own internal ethical policies, including on personal account dealing.

Advisory Person is any employee of SIM NA or its affiliates who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security (as defined below) on behalf of any US advisory client managed by SIM NA or information regarding securities under consideration for purchase or sale on behalf of such clients or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Securities covered by this PST Policy (“Covered Securities”)

Securities, such as stocks, bonds and options, are covered by this PST Policy. The same limitations pertain to transactions in a security related to a Covered Security, such as an option to purchase or sell a Covered Security and any security convertible into or exchangeable for a Covered Security.

Shares of any UK authorised unit trust, recognised funds and OEICS and any debt security directly guaranteed by any OECD member Government are Covered Securities. However, their purchase and sale do not have to be pre-cleared but transactions and holdings, as appropriate, must be reported.

The reports (i.e. Initial Declaration, Quarterly Reports and Annual Reports) required by this PST Policy which are additional to those required within the Group Personal Account Dealing Policy do not need to include:

•                  shares or units in any open-end US registered investment company (mutual fund or unit investment trust), ie: including US Exchange Traded Funds (“ETFs”), SPDRs, etc., other than Reportable Funds

•                  shares issued by money market funds

•                  spot and forward foreign exchange

•                  physical commodity

•                  shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds

•                  securities which are direct obligations of the U.S. Government (i.e., Treasuries)

•                  bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments(1)

Accounts covered by this PST Policy (“Covered Accounts”)

An account covered by this PST Policy is an account in which Covered Securities are owned by you or an account in which you own a beneficial interest (except where you have no influence or control). This includes all accounts that hold direct investments in securities irrespective of the account’s purpose, eg single company PEP/ISA, discretionary managed account, etc. Under the PST Policy, accounts held by your spouse (including his/her retirement accounts), minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household are also considered your accounts. In addition, accounts maintained by your domestic partner (an unrelated adult with whom you share your home and contribute to each other’s support) are considered your accounts under this PST Policy.

If you are in any doubt as to whether an account falls within this definition of Covered Account, please see Group Compliance. Further, if you believe that there is a reason that you are unable to comply with the PST Policy, for example, your spouse works for another regulated firm, you may seek a waiver from Group Compliance.

Further information on pre-clearance, including Initial Public Offerings (“IPOs”) and limited offerings

All London-based personnel are required to comply with the requirements of the Group Personal Account Dealing Policy, in Appendix 1.

US Regulations under the Company Act of 1940 (Rule 17j-1(e)) and under the Advisers Act of 1940 (204A-1) require Access Persons to obtain approval before they directly or indirectly acquire beneficial ownership in any security in an IPO or in a limited offering.

(1) High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognised Statistical Rating Organisation, or which is unrated but is of comparable quality.

Thus, if you and your Connected Persons wish to purchase an IPO or a security in a limited offering (i.e. private placement), you must obtain the normal pre-clearance(s) under the Group Personal Account Dealing Policy.

If an Access Person fails to pre-clear a transaction in accordance with the Group Personal Account Dealing Policy, s/he may be monetarily penalised by disgorgement of profits or avoidance of loss. Violations of this PST Policy will result in reprimands and could also affect the person’s employment at Schroders.

All other Access Persons

All other persons who are deemed Access Persons, wherever geographically situated, are subject to their local policies and procedures relating to personal securities transactions. Records of such Access Persons’ personal transactions will be maintained in accordance with Rule 204-2(a)(12) under the Advisers Act and made available to representatives of the US Securities and Exchange Commission upon request.

Reports required by this PST Policy

All Access Persons are required to report their transactions in Covered Securities, which SIM NA must review, as follows:

Reports of Each Transaction in a Covered Security

•                  Access Persons are required to report to Group Compliance the following information for each transaction in a Covered Security:

•                  name of security

•                  exchange ticker symbol or CUSIP

•                  nature of transaction (purchase, sale, etc.)

•                  number of shares/units or principal amount

•                  price of transaction

•                  date of trade

•                  name of broker

•                  the date the Access Person submitted the report

The reporting obligation may be discharged by brokers/agents sending copies of contract notes/confirmations for all transactions to Group Compliance. If direct confirmations cannot be provided by brokers/agents, the member of staff must provide copies within five days of a transaction.

Initial Declaration

No later than 10 days after being advised that they are subject to the Code, each Access Person must provide Group Compliance with a list of each Covered Security s/he owns (as defined above). The information provided, which must be current as of a date no more than 45 days prior to the date such person became an Access Person, must include the title of the security, exchange ticker symbol or CUSIP, number of shares owned (for equities), and principal amount (for debt securities). The Access Person must also provide information, which must include the name of the broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee (“Covered Accounts”). The report must be signed (or emailed) by the employee and the date of submission noted thereon.

Quarterly Reports

•                  No later than 30 days after the end of each calendar quarter, each Access Person must provide Group Compliance with a report of all transactions in Covered Securities in the quarter, including the name of the Covered Security, the exchange ticker symbol or CUSIP, the number of shares and principal amount, whether it was a buy or sell, the price and the name of the broker through whom effected. Report of any new Covered Accounts established during the quarter, including the name of the broker/dealer and the date the Covered Account was established, must also be made. The report must be signed (or emailed) by the employee and the date of submission noted thereon.

Transactions in shares of the Schroder Funds and Reportable Funds must be reported.

Annual Reports

•                  Within 45 days after the end of the calendar year, each Access Person must report all his/her holdings in Covered Securities as at December 31, including the title, the exchange ticker symbol or CUSIP, number of shares and principal amount of each Covered Security the employee owns (as defined above) and the names of all Covered Accounts. The report must be signed (or emailed) by the employee and the date of submission noted thereon.

The information on personal securities transactions received and recorded will be deemed to satisfy the obligations contained in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. Such reports may, where appropriate, contain a statement to the effect that the reporting of the transaction is not to be construed as an admission that the person has any direct or indirect beneficial interest or ownership in the security.

Compliance with this PST Policy

Self-Reporting of Violations

Access Persons have an obligation to review their own trading to ensure that they have acted in compliance with the provision of this Code. To the extent that an employee determines that she or he has executed a transaction not in compliance with this Code, that employee has an obligation to report the violation to the UK Head of Compliance or the Chief Compliance Officer.

Administration of the Code

At least annually, the UK Head of Compliance or Chief Compliance Officer (or their designees) will furnish the US Chief Compliance Officer in New York, with sufficient information to enable a report to be prepared for issue to the board of the Schroder Funds and any other US registered investment companies to which SIM NA acts as adviser or sub-adviser. The written report should:

i)                 Describe any issues arising under the Code or this Policy since the last report to the board, including, but not limited to, information about material violations of the Code or this Policy and sanctions imposed in response to the material violations; and

ii)              Certify that SIM NA has adopted procedures reasonably necessary to prevent Access Persons from violating the Code or this Policy.

Adopted:	October 1, 1995
Amended:	May 15, 1996
May 1, 1997
June 12, 1998
June 2, 1999
March 14, 2000
August 14, 2001
July 25, 2003
December 9, 2003
January 26, 2005
July 15, 2010
December 23, 2010
May 2012
April 2013 (Appendix 1 revised)
May 2014 (Appendix 1 revised)
April 2015 (Appendix 1 revised)

Appendix 1

Group Personal Account Dealing Policy

Group Policy Document

15 April 2015

Contents

1	About this Document		4

	1.1	Purpose	4

	1.2	Policy Owner and document approval	4

	1.3	Disclaimer	4

2	Scope		5

3	Governing Principles		5

4	Summary of requirements		6

5	Exemptions and derogations		7

6	Non-Compliance		7

APPENDIX 1 Personal Account Dealing Rules			9

1	Application		9

2	Pre-Clearance Requirements — All Staff		9

	2.1	Staff Risk Levels	9

	2.2	Use of ‘My Compliance’ system	9

	2.3	Pre-clearance for Financial Instruments other than Schroders plc Shares and Schroder Investment Trusts	9

	2.4	Schroders plc	10

	2.5	Schroders Closed Ended Funds	10

	2.6	Schroders Open Ended Funds	10

	2.7	Non-Schroder Open Ended funds	10

3	Dealing Restrictions — All Staff		10

	3.1	Stop List	10

	3.2	Dealing in Schroders plc shares	10

	3.3	Where the Group holds more than 10%	11

	3.4	Minimum Holding Period	11

	3.5	Pending Client Orders	11

	3.6	Remuneration Awards - Hedging	11

	3.7	Clearance period and lapsed approvals	12

4	Additional restrictions for Higher Risk Staff		12

	4.1	Pending Client Orders	12

	4.2	Proximity to Client Trades	12

	4.3	Trades in own Investment Universe	12

	4.4	Trades in own managed funds	13

5	Post Trade Reporting		13

	5.1	Reporting to Compliance	13

	5.2	Reporting of PA Dealing to Management	13

6	Permissible Investments		14

7	Applicable Accounts		17

8	Local PA Dealing Rules		18

APPENDIX 2			19

Personal Account Dealing Rules in relation to Schroders Shares			19

1	Application and summary		19

2	Dealings		19

3	Unrestricted Actions		20

4	Prohibited Periods		21

5	Connected Persons and Investment Managers		21

6	What this means in practice		21

1       About this Document

1.1         Purpose

This policy sets out Schroders’ principles governing personal account (‘PA’) dealing in financial instruments, including Schroders plc shares. It reinforces the Group’s high standards of integrity, and provides a framework for Staff to comply with regulations on the prevention of market abuse and appropriately to avoid or manage conflicts of interest, in relation to personal investment activities. The policy (‘PA Dealing Policy’) is supported by rules and procedures (‘PA Dealing Rules’), which are attached as Appendix 1 to the policy and which are modified in some countries as explained under ‘Scope’ below. Specific rules in relation to Schroders plc shares are attached at Appendix 2.

1.2                          Policy Owner and document approval

This policy is owned by Jonathan Jesty, Global Head of Compliance. If you have any queries or comments regarding the information contained in the document, please contact Jonathan Jesty using the contact details below:

Function:	Global Head of Compliance
Department:	Compliance
Telephone:	+44 (0) 20 7658 7983
Email:	Jonathan.Jesty@schroders.com

1.3         Disclaimer

Important information

This document has been prepared for internal use only. It is subject to change and revision from time to time. This document and its contents are confidential and should not be passed onto third parties, such as clients or prospective clients of Schroders, or communicated externally or published in any way whatsoever without the consent of the Group Head of Risk. A summary of this document may be available for use externally through the RFP Team.

2       Scope

This Policy is applicable to the Group’s employees, contractors (as far as required by HR Contractor procedures) and the long term in-house Staff of outsourced service providers (“Staff”) and certain family members of Staff and their other ‘Connected Persons’.

Connected Persons are:

•                  spouses, partners, minor and other dependent children/ stepchildren

•                  a relative who has shared the household for the previous year (or more)

•                  anyone the Staff member advises, exerts influence over, or for whose account the staff member effects or instructs trades

•                  any other person or entity in whose trades the Staff member has a material direct or indirect interest. This may include other family members, for example, or trusts of which a member of Staff is a beneficiary and/or a trustee or an adviser.

The PA Dealing Rules set out in Appendix 1 also apply to all Staff globally, except in countries which have issued their own PA Dealing Rules, as set out in Section 8 of the PA Dealing Rules.

This Policy and the PA Dealing Rules do not apply to trades entered into by Connected Persons as part of the remuneration schemes of their own employment.

The Personal Account Dealing Rules in relation to Schroders Shares set out in Appendix 2 apply to all Staff globally and non-executive Directors.

3       Governing Principles

As the Group’s business involves research and investment on behalf of clients, conflicts of interest and exposure to confidential or price sensitive information can often arise or be perceived to arise. These can present significant regulatory and reputational risks both for individual Staff and for the Group when Staff make personal account transactions in instruments in respect of which the Group has confidential information, is currently dealing or which it is holding for its clients. Circumstances can be ambiguous and regulators’ sanctions and publicity for PA transactions that are found not to comply with statutory or regulatory requirements or the Group’s policy can be severe and very damaging.

Staff must comply with the PA Dealing Rules applicable to them summarised below. In addition, staff must not enter into personal transactions that could amount to market abuse, criminal activity, a material conflict of interest that is not mitigated or a breach of fiduciary duty.

This includes transactions which (not limited to):

•                  are based on inside information;

•                  involve the misuse or improper disclosure of confidential information; or

•                  conflict with, or are likely to conflict with, an obligation of Schroders to a client, including the fundamental duty to act in the best interests of clients.

For further information on market abuse risks, please refer to the Global Market Abuse Policy.

PA dealing activities must not detract (or be seen to detract) from an individual’s responsibilities to Schroders’ clients. Accordingly, all Staff must ensure when undertaking personal transactions for themselves or their Connected Persons, or when advising or influencing any Connected Persons of theirs that they do not:

•                  deal on confidential information, or advise, encourage or influence anyone else to do so;

•                  utilise knowledge of client trading for their own or another’s benefit;

•                  undertake transactions that would conflict with any of Schroders’ obligations to its clients;

•                  participate in excessively active trading, which may interfere or be seen to interfere with the ability to commit to employment responsibilities and may also substantially increase the risks (both regulatory and reputational) to the employee, or the Group;

•                  make trades that expose them to material open-ended liabilities. This includes short selling, CFD investing, spread betting and leveraged account management without putting an appropriate stop-loss mechanism in place.

Staff are reminded that confidential or price-sensitive information obtained as a consequence of their employment with Schroders is to be kept confidential at all times and only disclosed during the proper course of the exercise of their employment duties.

These principles also apply to Staff joining or leaving Schroders with regard to any knowledge of confidential information, they may have acquired prior to joining Schroders or during their time with Schroders.

4       Summary of requirements

Staff and their ‘Connected Persons’ must comply with the PA Dealing Policy and the supporting PA Dealing Rules relevant to them in relation to purchases and sales of securities and certain other investment transactions as specified in the PA Dealing Rules relevant to them (for example, for the UK, as set out in the table in Section 6 of those Rules). Those Rules set out whether the proposed transaction is permissible, if it requires pre-clearance or post-trade reporting or both. Dealing in some financial instruments is prohibited.

Pre-clearance is required for most purchases and sales and is always required for dealings in Schroders plc shares. Reasons why clearance may not be given include:

•                  The instrument is on the Stop List

•                  There is recent, current or planned client trading in the instrument

•                  The Group holds more than 10% of the capital of the stock for clients and/or itself

•                  The instrument has not been held for the minimum holding period

•                  For Schroders plc shares, the Group is in a Close or Restricted Period.

Most purchases and sales require post trade reporting (for example, for the UK, as set out in Sections 5 and 6 of the PA Dealing Rules).

All securities and other investments for which pre-clearance or post trade reporting is required must be held for a minimum of 60 days (or one year in the case of Schroders plc shares acquired other than through remuneration awards). Short term trading is discouraged in all instruments.

Hedging of unvested remuneration awards that reflect deferred compensation in shares or funds under the Group’s Equity Compensation Plan, Equity Incentive Plan or Long-Term Incentive Plan is prohibited (excluding currency hedging, which is permitted).

All Staff must:

•                  review and understand the provisions of this PA Dealing Policy and, if they wish to undertake personal account investment transactions, the PA Dealing Rules or the Personal Account Dealing Rules in relation to Schroders Shares applicable to them

•                  obtain any pre-clearance required under the PA Dealing Rules or the Personal Account Dealing Rules in relation to Schroders Shares applicable to them through the automated system (‘My Compliance’) before under-taking any transactions

•                  provide to persons involved in the PA Dealing process all relevant requested information on a timely basis

•                  report immediately to Compliance any breach or suspected breach of the PA Dealing Policy or applicable PA Dealing Rules as soon as the Staff member becomes aware of such circumstance.

If in doubt, speak to Compliance.

5       Exemptions and derogations

This policy does not apply to:

•                  dividend reinvestment plans (other than in relation to Schroders plc – see Appendix 2), scrip issues, scrip dividends, tender offers, taking up rights issues (although permission is required to sell rights) and other corporate actions that do not involve discretion at the time of the transaction

•                  arrangements under which full discretion is formally delegated by a member of Staff or their Connected Persons to a third party investment manager that have been declared in My Compliance (other than in relation to Schroders plc – see Appendix 2)

•                  Transactions under regular savings plans that have been notified to Compliance via My Compliance. You must notify any changes (directly to Compliance) to such a plan and you may be asked to confirm periodically that the plan has not changed.

Staff may request a derogation if the Connected Person manages their financial affairs wholly independently of, and without any knowledge or influence of, the member of staff. Compliance will assess individual circumstances, including, if applicable, the compliance process the Connected Person is subject to in their own employment, and the appropriate certification of independence of the management of their financial affairs.

Staff should discuss other requests for derogations with their Head of Compliance. The Global Head of Compliance will document any derogation that Compliance agrees to give. Such derogations can be ongoing or limited to specific transactions – but are only likely to be granted in exceptional circumstances.

Any derogation request in respect of Schroders plc shares should be discussed with Corporate Secretariat.

6       Non-Compliance

Personal trades are subject to post-trade monitoring, irrespective of value and staff risk level, which could result in retrospective action being taken, if there is evidence of non-compliance with the governing principles of this policy, even if the request was approved in the ‘My Compliance’ system.

Non-compliance with the policy and PA Dealing Rules may be treated as a serious disciplinary matter.

In the event that any Staff or their Connected Persons are found to have breached the PA dealing policy, including the governing principles, Schroders reserves the right to:

•                  insist that the member of Staff (or Connected Person) closes out the position at their own cost

•                  pay any profits to charity

•                  escalate to management, for consideration as part of supervision and compensation discussions

•                  take further sanctions, up to and including dismissal of Staff.

APPENDIX 1

Personal Account Dealing Rules

1       Application

These Personal Account Dealing Rules (‘PA Dealing Rules’) apply to all Staff and their Connected Persons to whom the PA Dealing Policy applies, as defined in that policy, in the UK and globally, except in countries which have issued their own PA Dealing Rules, as set out in Section 8. Guidance on the account types to which these Rules are applicable is set out in Section 7.

If you have been advised by Compliance that you are an ‘Access Person’ associated with our SEC regulated entities (currently SIMNA Ltd and our SEC regulated US based entities) and so subject to the US Code of Ethics policy, additional reporting requirements will apply as set out in that policy.

2       Pre-Clearance Requirements – All Staff

2.1                        Staff Risk Levels

Staff are divided into two categories for the purposes of the PA Dealing Rules based on the potential risk associated with their roles. Some Staff are more likely to have access to non-public price sensitive information and/or to client trading information and/or may undertake roles that may be more likely to create an actual or perceived conflict of interest.

More restrictive rules are applied to the following Staff (‘Higher Risk Staff’):

•                       GMC members

•                       Investment Staff

•                       Compliance Staff

•                       Investment Risk Staff

•                       All other ‘Access Persons’ associated with our SEC regulated entities.

If you are a Higher Risk Staff member, additional restrictions apply as set out in Section 4.

2.2                        Use of ‘My Compliance’ system

All Staff are required to obtain pre-clearance through ‘My Compliance’, except where agreed otherwise with the local Head of Compliance.

My Compliance will process all trade requests and provide staff with a decision. My Compliance will not normally, and Compliance reserve the right not to, give the reason for any denial of clearance, as providing an explanation could reveal confidential or price sensitive information.

2.3                        Pre-clearance for Financial Instruments other than Schroders plc Shares and Schroder Investment Trusts

Pre-clearance must be obtained from Compliance through My Compliance for all transactions, irrespective of size, in securities and other instruments for which pre-approval is required as set out in the table in Section 6.

Any limit on the order or stop-loss arrangement must be notified to Compliance via My Compliance at the time of requesting trade approval.

2.4                               Schroders plc

For all transactions in Schroders plc shares, irrespective of size, pre-clearance is required from Corporate Secretariat through My Compliance in accordance with the Personal Account Dealing Rules in relation to Schroders Shares (see Appendix 2).

For Directors of Schroders plc or other cases requiring special clearance, the request will be routed to the Company Secretary to obtain the relevant approval or to carry out additional checks.

All trades in Schroders plc shares need to be notified within 4 days of executing the trade.

2.5                               Schroders Closed Ended Funds

Requests for transactions in Schroder managed listed investment trusts will follow the same process as normal PA dealing requests in securities, save that additional clearance is required from the Investment Trust Company Secretary (which will be arranged via My Compliance) and closed periods apply to relevant members of Staff.

2.6                               Schroders Open Ended Funds

Investment in Schroder managed open-ended funds is generally encouraged. No pre-clearance is required for trades in Schroder Open Ended funds except for some Investment staff (see 4.4), but all transactions need to be reported via My Compliance within 5 business days of execution.

Employees pay reduced management fees and have access to the Z class units if they apply via UK Fund Services (or local equivalent).

2.7                          Non-Schroder Open Ended funds

Investment in non-Schroder open-ended funds which are authorised for distribution to the public in the Staff member’s country do not require pre-clearance or reporting, whether held within a tax wrapper (such as an ISA or pension plan) or not.

However, Access persons subject to the US Code of Ethics are required to report all non-US open ended funds as part of their initial, quarterly and annual disclosures.

3                 Dealing Restrictions — All Staff

3.1                               Stop List

If securities are on the Stop List, Staff will be refused permission to deal. This is normally because one or more employees of the Group are in possession of potentially price-sensitive, confidential information.

3.2                          Dealing in Schroders plc shares

Dealing, and other actions which may be regarded as dealing, in Schroders shares is prohibited during Close Periods as well as in Restricted Periods when a staff member is a relevant insider in ralation to Schroders shares. The specific restrictions and the definition of these periods are set out in Appendix 2.

3.3                          Where the Group holds more than 10%

Where Schroders holds more than 10% of the issued share capital of a company, on behalf of clients or itself, staff will be refused permission to purchase equity investments. This is because regulatory and reputational risks are deemed higher, as the Group is more likely to be in possession of, or exposed to confidential information.

Exceptions to this rule are:

•                       Open ended Schroder-managed funds

•                       Closed ended Schroder-managed investment trusts

•                       If pre-emption rights are compromised, e.g. in the case of public rights issues, in which case Compliance should be consulted.

Disposal of such an investment is permitted. However, staff (in particular Investment staff, with knowledge of, or dealings with, the company or its senior management) should take great care in timing these disposals in accordance with the governing principles of the PA Dealing Policy.

3.4                               Minimum Holding Period

Staff should not engage in personal account dealing activity for short-term speculative purposes. Instruments that require pre-clearance, as well as government bonds, ETFs and Schroder open-ended mutual funds must be held for a minimum of 60 calendar days. However, the use of Stop Loss limits within the 60 day period is permitted if the details are disclosed at the time of the pre-clearance request.

Other derogations may be exceptionally agreed with Compliance (e.g. in cases of personal hardship).

Schroders plc shares purchased in the market (rather than forming part of a remuneration award) are subject to a one-year holding period in accordance with UK Listing Rules.

3.5                               Pending Client Orders

Checks will be made in My Compliance as to whether there are any pending client orders. Factors which are taken into consideration within My Compliance in responding to a pre-clearance request include:

•                       The size of the personal trade request (and the cumulative value of other trades in the investment in the prior 60 days)

•                       Whether the trade request relates to a ‘Small Cap’ stock (typically market capitalisation of £2 billion or less)

•                       Whether the staff member is ‘Higher Risk’.

Executed transactions are also subject to post-trade monitoring against client trading activity and explanations may be requested from Staff in relevant cases of correlation.

3.6                          Remuneration Awards - Hedging

Personal hedging is prohibited for restricted or unvested remuneration awards that reflect deferred compensation in shares, or equivalent. This includes Share or Fund Awards that employees receive as part of their performance-based remuneration under our Equity Compensation Plan, Equity Incentive Plan or Long-Term Incentive Plan.

Any use of financial products to protect against or limit the risk associated with deferred remuneration awards is prohibited. This includes short sales, puts, calls or other types of financial instruments (including but not limited to variable forwards contracts, and collars)

which are based on the value of Schroders shares, funds, or other securities granted to, or held directly or indirectly by such employee as part of their performance-based remuneration.

Hedging of any currency risk that may be associated with a Share or Fund Award or other employee compensation is permitted.

If an employee breaches this rule, they may be liable to forfeit all or part of their restricted or unvested awards.

3.7                               Clearance period and lapsed approvals

After pre-clearance has been received from My Compliance, it will be valid until market close on the following business day (where market refers to the exchange(s) that the security is traded on) unless otherwise stated, and PA dealing may only take place in that timeframe (except, for example, in the case of applications for IPOs, where clearance will apply until allocation).

Unexecuted trade approvals should be cancelled by the Staff member in My Compliance at the earliest opportunity.

4                 Additional restrictions for Higher Risk Staff

In addition to the requirements in Sections 2 and 3, the following rules are also applicable to Higher Risk Staff:

4.1                          Pending Client Orders

Restrictions set within My Compliance are greater for Higher Risk staff on approving the buying or selling of financial instruments where the instrument is pending client order execution. In addition to the factors in 3.5, the decision will also take into consideration whether the instrument is within the investment universe of an Investment employee.

4.2                          Proximity to Client Trades

Buying or selling financial instruments up to 5 business days after client trades is generally restricted. Determining factors include:

•                  Whether the instrument is within the Investment Universe (see 4.3 below) of an Investment employee

•                  The size of the personal trade request (and the cumulative value of other trades in the investment in the prior 60 days).

This is because regulatory and reputational risks regarding conflicts of interest are higher when PA dealing is undertaken in close proximity to dealing on behalf of clients.

Buying or selling financial instruments up to 5 business days before client trades is prohibited where the employee has knowledge of the Group’s intention to trade on behalf of a client and such trading may have an impact on the price of the instruments, even where approval through My Compliance is received. This may be subject to post-trade compliance monitoring.

4.3                               Trades in own Investment Universe

Investment Staff are required to inform Compliance via the My Compliance system when a trade request is within their own Investment Universe, irrespective of the size of the request.

Investment Universe includes investments in relation to which the individual or others on the same desk have undertaken research or analysis on the security or issuer as part of that desk’s coverage, whether or not it has been held in a client portfolio, in the last 12 months; or in the case of dealers, within the dealing desk’s scope of responsibility.

4.4                               Trades in own managed funds

Investment Staff are required to inform Compliance via the My Compliance system when a trade request is in a fund managed by their desk, irrespective of the size of the request.

Proposed trades exceeding £20,000 in the above are subject to review by Compliance.

5                 Post Trade Reporting

5.1                          Reporting to Compliance

Post-trade reporting to Compliance is required for:

•                  All trades for which pre-clearance is required

•                  Schroder open-ended funds

•                  ETFs and derivatives not required to be pre-cleared

•                  Government bonds

•                  Unquoted shares, Enterprise Investment Schemes

Once a trade is executed, the individual must confirm the trade details in the My Compliance system within 5 business days (4 days for Schroders plc shares see 2.4). Compliance recommends that you arrange for your broker or platform to provide this directly to Compliance. If you have an account with a broker which provides an automated feed (see the list of automated brokers in My Compliance) you can and are strongly advised to contact Compliance regarding setting up automated feeds which will execute the reporting on those accounts on your behalf.

All Schroders corporate SIPPs through Hargreaves Lansdown should be set up for automatic reporting. (UK only)

If you do not have an account with an automated broker, you are required to complete all trade reporting in the system within 5 business days of the trade and at the same time to provide Compliance with a paper or electronic proof of executing the transaction (e.g. contract note).

5.2                          Reporting of PA Dealing to Management

The relevant Asset Class Head will be notified at the time of clearance of requests by relevant Investment staff that exceed £5,000 if:

•                  The instrument is within the Investment Staff member’s eligible Investment Universe or

•                  The instrument is a fund managed by an individual’s own Investment desk.

In addition, all Staff and their Connected Persons are regarded as consenting to ongoing reporting of transactions to senior management when they submit their pre-clearance requests or report trades.

This reporting may be exceptional or routine, and refer to pre-clearance requests, PA dealing approvals, reporting or trades executed.

6                 Permissible Investments

Financial instrument (including new issues)	Permissible (subject to clearance where required)?	Pre-clearance required - all transactions required to be checked against Stop List and, where applicable, the 10% Shareholding List and related requirements	Post trade reporting by broker or Staff member to Compliance required within 5 business days	Required holding period of 60 calendar days (but frequent trading discouraged for all instruments)
Shares (including ADRs, GDRs and transferable rights)	Yes	Yes	Yes	Yes
Private equity(1)	Yes	Yes	Yes	Yes
Other unquoted shares	Yes	No	Yes	Yes
Crowd funding	Yes	No	No	Yes
Initial Public Offerings (IPOs)	Yes	Yes	Yes	Yes
Non-discretionary dividend reinvestment transactions and corporate action elections for which formal public documents are issued(2)	Yes	No	No	Yes
Schroders plc shares	Yes	Yes	Yes (reporting required within 4 days)	Yes (minimum one year)
Hedging remuneration awards	No (with the exception of currency)	N/A	N/A	N/A
Hedging - any other type — see the relevant security in this table for their respective rules	Yes	N/A	N/A	N/A
Government or Supra-national Bond	Yes	No	Yes	Yes
Corporate Bond	Yes	Yes	Yes	Yes
Convertible Bond	Yes	Yes	Yes	Yes
Structured Notes	Yes	Yes	Yes	Yes
Asset/mortgage/credit backed securities	Yes	Yes	Yes	Yes

(1) “Private equity” in this context means investments or special purpose vehicles arranged by private equity firms or financial advisers that are not publicly traded.

(2) This includes dividend reinvestment plans, scrip issues, scrip dividends, tender offers, taking up rights issues (although permission is required to sell rights)

Financial instrument (including new issues)	Permissible (subject to clearance where required)?	Pre-clearance required - all transactions required to be checked against Stop List and, where applicable, the 10% Shareholding List and related requirements	Post trade reporting by broker or Staff member to Compliance required within 5 business days	Required holding period of 60 calendar days (but frequent trading discouraged for all instruments)
Non-Schroder Open Ended Funds, authorised for distribution to the public in the Staff member’s country (UCITS funds in Europe), excluding open ended exchange traded funds	Yes	No	No	Yes
Index tracking Exchange Traded Funds (ETFs)	Yes	No	Yes	Yes
Other non-Schroder Open Ended Funds	Yes	No	Yes	Yes
Non-Index tracking ETFs	Yes	Yes	Yes	Yes
Enterprise Investment Schemes (UK only)	Yes	No	Yes	Yes
Schroder Open Ended Funds	Yes	No	Yes	Yes
Schroder Money Market Funds	Yes	No	No	No
Non-Schroder Closed Ended Funds (e.g. UK Investment Trusts and VCTs)	Yes	Yes	Yes	Yes
Schroder Closed Ended Funds (UK Investment Trusts)	Yes	Yes	Yes	Yes
Derivatives linked to major market indices	Yes	No	Yes	Yes
Options (call/put)	Yes	Yes	Yes	Yes (except for hedging)
Writing Uncovered Options (incl. options on currency and on interest rate)	No	N/A	N/A	N/A
Writing Covered Options (incl. options on currency and on interest rate)	Yes	Yes	Yes	Yes (except for hedging)
Futures (buying/selling)	Yes	Yes	Yes	Yes (except for hedging)
Swaps (Equity, Credit, Interest Rate, Currency)	No(3)	N/A	N/A	N/A

Financial instrument (including new issues)	Permissible (subject to clearance where required)?	Pre-clearance required - all transactions required to be checked against Stop List and, where applicable, the 10% Shareholding List and related requirements	Post trade reporting by broker or Staff member to Compliance required within 5 business days	Required holding period of 60 calendar days (but frequent trading discouraged for all instruments)
Contract for Differences or spread bets linked to a security, commodity or other financial instrument	Yes	Yes	Yes	Yes
Forward Interest Rate Agreements	No(3)	N/A	N/A	N/A
Warrants	Yes	Yes	Yes	Yes
Spot and Forward FX(4), Gold and financial investments referencing gold	Yes	No	No	No
Financial investments referencing other physical commodities	Yes	Yes	Yes	Yes

(3) For hedging, please contact Compliance.

(4) These include electronic currencies such as bitcoin.

7                 Applicable Accounts

Account type	Applicable/Not Applicable under these rules	Additional considerations
Any execution only or advisory accounts (including spread-betting accounts)	Applicable	Includes any accounts where the Schroders Staff member or their Connected Persons have any discretion in managing their financial affairs
ISAs including Junior ISAs (UK only)	Applicable	Includes any accounts where the Schroders Staff member or their Connected Persons have any discretion in managing their financial affairs
Schroders Corporate Hargreaves Lansdown (HL) SIPP (UK only)	Applicable	All HL SIPPs are required to be set up for automatic reporting through HL.
Any other SIPPs (UK only)	Applicable
Trusts in respect of which a member of Staff is a beneficiary, and/or a trustee or an adviser	Applicable
Schroders Corporate pensions, Defined Contribution and Defined Benefit pension schemes and any other pension schemes (excluding the above)	Not Applicable
Discretionary managed accounts (accounts where full discretion has been given to a third party to manage)	Not Applicable if declared

All Discretionary managed accounts need to be declared in My Compliance. If the accounts are not declared, they are considered to be covered by the policy in full. including pre-clearance and reporting of all relevant investments.

ECP Fund awards or other forms of deferred compensation with the exception of awards or options over Schroder shares	Not Applicable

8                               Local PA Dealing Rules

Local rules apply instead of, or in addition to, these PA Dealing Rules, as set out in the local rules, to Staff in:

•                  ‘Access Persons’ subject to US Code of Ethics (in the UK associated with SIMNA Limited)

•                  Australia

•                  Brazil

•                  Continental Europe

•                  Hong Kong

•                  Indonesia

•                  Japan

•                  Korea

•                  Singapore

•                  Switzerland

•                  Taiwan

•                  United States of America

•                  Wealth Management

APPENDIX 2

Personal Account Dealing Rules in relation to Schroders Shares

1 Application and summary

These rules apply to dealings in Schroders shares by all Staff globally (including Non-Executive Directors) and their Connected Persons. It should be read in conjunction with the Group Personal Account Dealing Policy (and the relevant Personal Account Dealing Rules). Non-Executive Directors should contact Corporate Secretariat (on +44 (0)20 7658 5807 or +44 (0)20 7658 6942) before undertaking any dealing.

•                  Pre-clearance must be obtained via My Compliance in advance of all dealings in Schroders shares (i.e. to buy, sell, lend or enter into any arrangement linked to the value of Schroders shares).

•                  Dealings are prohibited during Close Periods.

•                  If you are on an insider list, pre-clearance will not be given during the relevant Restricted Period.

•                  Whether or not you have pre-clearance, you must not deal if you have any inside information.

•                  You cannot deal on short term considerations (the minimum holding period for Schroders shares is one year).

•                  You must keep confidential the fact that you are intending to deal or that you have applied for pre-clearance, and, if it is refused, that this was the case.

•                  Dealings relating to options in Schroders shares such as traded options, contracts for difference or spread betting are not permitted.

If you are in doubt whether a proposed transaction in Schroders shares constitutes insider dealing or market abuse refer to Corporate Secretariat.

If you think you may be in breach of these rules at any time please notify Corporate Secretariat before taking any other action.

Should you have any queries in relation to these rules you should contact Corporate Secretariat. These rules are based on the provisions of the Model Code set out in the FCA’s Listing Rules.

2 Dealings

Actions which are dealings and for which pre-clearance is required:

•                  any acquisition (including the exercise of any option under the Equity Compensation Plan, Equity Incentive Plan, Long Term Incentive Plan and Restricted Growth Share Plan (Share-Based Deferred Awards)) or disposal, or agreement to acquire or dispose, of Schroders shares whether through a recognised stock exchange or by private off-market dealings;

•                  entering into a contract (including a contract for difference and spread betting) the purpose of which is to secure a profit or avoid a loss by reference to fluctuations in the price of Schroders shares;

•                  the grant, acceptance, acquisition, disposal, exercise or discharge of any option, other than an option under the Share-Based Deferred Awards or the Schroders’ Share Incentive Plan (SIP), (whether for the call, or put or both) to acquire or dispose of any Schroders shares;

•                  entering into or terminating, assigning or novating any stock lending agreement in respect of Schroders shares;

•                  using as security, or otherwise granting a charge, lien or other encumbrance over Schroders shares;

•                  any transaction, including a transfer for nil consideration, or the exercise of any power or discretion effecting a change of ownership of a beneficial interest in Schroders shares;

•                  any other right or obligation, present or future, conditional or unconditional, to acquire or dispose of any Schroders shares;

•                  investment into an ISA or divestment from an ISA where Schroders shares will be acquired through the ISA or disposed of through the ISA (including any acquisitions or disposals of Schroders shares through a ‘self-select’ ISA) where a Staff member retains control of the investment decisions; and

•                  Dealings by Staff acting as sole trustee of a trust or acting as trustee on their own account.

3 Unrestricted Actions

Actions which are not Dealings and for which no clearance is required:

•                  dealings where the beneficial interest in Schroders shares does not change;

•                  transactions between Staff and their spouse or civil partner or child or step-child under 18;

•                  transfers of shares into a savings scheme investing in Schroders shares following the release of shares from the SIP;

•                  with the exception of a disposal of Schroders shares received by Staff as a participant, dealings in connection with the SIP;

•                  the cancellation or surrender of an option under a Share-Based Award Scheme;

•                  transfers of Schroders shares by an independent trustee of a Share-Based Award Scheme or the SIP to a beneficiary who is not a Staff member;

•                  transfers of Schroders shares already held by means of a matched sale and purchase into a saving scheme or into a pension scheme in which the Staff member is a participant or beneficiary;

•                  an investment by Staff members in a scheme or arrangement (other than a scheme investing only in Schroders shares) where the assets of the scheme or arrangement are invested at the discretion of an independent third party;

•                  dealings by Staff in the units of an authorised unit trust or in shares in an open-ended investment company which holds Schroders shares; and

•                  bona fide gifts of Schroders shares to a Staff member or their Connected Person by a third party.

4 Prohibited Periods

Close Periods and Restricted Periods are Prohibited Periods. You may not deal in Schroders shares during Close Periods or if you have been advised your name is on an insider list and you are therefore a ‘Restricted Person’ and in a Restricted Period.

Close Periods are the period of 60 days immediately before an announcement of Schroders plc’s Annual Results (or, if shorter, the period from 31 December up to and including the time of such announcement); the period from 30 June up to and including the time of the announcement of the half year results; and the period of 30 days immediately before the announcement of the Schroders quarterly results (or, if shorter, the period from 31 March and 30 September up to and including the time of the announcement).

Restricted Periods are any period, other than a close period, when there exists any matter where there is inside information in relation to Schroders plc or Schroders shares. In these cases, Restricted Persons are advised of his or her name being included on an insider list and the obligations and restrictions imposed upon them.

5 Connected Persons and Investment Managers

During any Close Period, a Staff member must seek to prohibit any dealings in Schroders shares by or on behalf of a Connected Person or by an investment manager on his or her behalf or on behalf of a Connected Person where he or she or any Connected Person has funds under management with that investment fund manager, whether or not discretionary (except for transfers of shares into a savings scheme investing in Schroders shares following the release of shares from the SIP, purchases made in connectiown with the SIP or the re-investment of dividends under a standing instruction).

Staff members must advise all his or her Connected Persons and investment managers acting on his or her behalf:

•                            of Schroders plc’s Close Periods during which they cannot deal in Schroders shares;

•                            that clearance to deal in Schroders shares is required prior to any Dealings; and

•                            that the investment manager or Connected Person must advise Corporate Secretariat immediately after they have dealt in Schroders shares.

Staff members should not alert their Connected Persons or investment managers to Restricted Periods which are determined by the Staff member’s access to Inside Information or transactions.

Staff members must take reasonable steps to prevent any dealings in Schroders shares by or on behalf of any Connected Person on considerations of a short term nature.

6 What this means in practice

Schroders Share Investment Plan (SIP)

•                  You may join the SIP during a Prohibited Period.

•                  Changes to SIP instructions may be given during a Prohibited Period.

•                  Clearance to Deal is required prior to subsequent dealing, such as a sale of shares, in any Schroders shares acquired through the SIP. This will not be granted during a Prohibited Period.

Dividend Reinvestment Plan (DRIP)

•                  You may not join or leave the DRIP during a Prohibited Period.

•                  No changes to DRIP instructions may be given during a Prohibited Period

•                  Clearance to Deal is required prior to subsequent dealing in any Schroders shares acquired through the DRIP. This will not be granted during a Prohibited Period.

Share-Based Deferred Awards (e.g. ECP, EIP and LTIP)

•                  Pre-clearance is required prior to the exercise of awards.

•                  No exercises of awards are permitted in a Prohibited Period.

•                  Once an award has been exercised the rules also apply to the resultant Schroders shares.

•                  A deemed exercise taking effect during a Prohibited Period will be delayed until the end of the Period. Pre-clearance will be granted in respect of Schroders shares acquired by way of a deemed exercise provided it is not during a Prohibited Period.

•                  Provided pre-clearance has been obtained, the Employee Benefit Trust (or any other nominee) will transfer Schroders shares to beneficial owners on exercise of awards, deemed exercises or when restrictions end.

•                  You may cancel or surrender an award at any time without pre-clearance.

If you are in any doubt about any aspect of these rules as they apply to Schroders plc shares you should contact Corporate Secretariat (on +44 (0)20 7658 5807 or +44 (0)20 7658 6942) before undertaking any dealing.